UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

ALCO, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-51105	11-3644700
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

25th Floor, Fortis Bank Tower
No. 77-79 Gloucester Road, Wanchai
Hong Kong
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code 852-2521-0373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 30, 2013, the Registrant’s CEO, Andrew Liu, entered into an agreement (the “Contract”) for the purchase of real property located in Holly Mount, London, United Kingdom (the “Property”).  Mr. Liu was authorized by the Board of Directors to execute the Contract in his own name acting as the agent or nominee of the Registrant.

The Property is an 83 square meter house for which the gross purchase price is GBP1.25 million (approximately US$1.91 million), exclusive of closing costs.  A non-refundable deposit of GBP125,000 (approximately US$191,000) was paid in conjunction with execution of the Contract, and the balance of the purchase price of GBP1,125,000 (approximately US$1,719,000), will be due on the closing or completion date, which is currently scheduled to be July 29, 2013.   The non-refundable deposit paid at the time of execution of the Contract, as well as the balance of the purchase price to be paid at closing or completion,  will be funded with internal funds of the Registrant.

The Seller of the Property is an individual who is not affiliated with the Registrant.

The Property will be 100% used by the Registrant as Director’s accommodation in UK.    In addition, the Registrant intends to hold the Property for long-term investment purposes.  Accordingly, in evaluating the Property as a potential acquisition, including the determination of an appropriate purchase price, the Registrant considered a variety of factors, including current local market conditions, potential future capital gain, location, visibility and access, and the physical condition of the Property.

Mr. Liu will assign the Contract to AL Marine Holdings (BVI) Ltd (“ALM BVI), a wholly-owned subsidiary of the Registrant immediately prior to closing or completion, and at closing or completion, title to the Property will be taken in the name of ALI BVI.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)

The exhibits listed below are filed as part of this Current Report on Form 8-K:

10.5

Agreement of purchase and sale dated April 30, 2013 for the Property between Andrew Liu, as Purchaser (on behalf of AL Marine Holdings (BVI) Ltd) and Paul Jerome Sebastian Goward, as Seller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCO, INC.

/s/ Andrew Liu

__________________________

Andrew Liu

Chief Executive Officer

Date: May 3, 2013